APPLICATION TO STRIKE FROM LISTING AND REGISTRATION

Name of Issuer:
Claimsnet.com, Inc.

Class of Securities:
Common stock $.001 Par Value

Reasons for proposed withdrawal from listing and registration:

Pursuant to Chapter XXVII, paragraph 2260, section 1 of the Rules of the Boston Stock Exchange, Inc. (the
"Exchange"), the Exchange is filing for delisting of the common stock of the Company due to its failure to maintain mandatory requirements for continued listing.
Specifically, the Company has failed to maintain the requisite total assets and shareholder's equity.

The following is a chronology of events leading up to
the Exchange's request to withdraw the common stock of
the Company from listing and registration. On June
13, 2003 the Exchange notified the Company that, based
on review of its recent Form 10Q filing, the Company
was not in compliance withthe Exchange's total assets
and shareholder equity requirements.   The Exchange
halted trading of the stock on June 13, 2003 due to the maintenance deficiencies. On August 4, 2003 the Exchange sent another letter to the Company notifying that it continued to be out of compliance and that the Company would be suspended and delisted from the Exchange effective immediately. The Company acknowledged the suspension and delisting of trading on the Exchange via the filing of a press release on August 14, 2003 and Form 8-K on August 20, 2003.

Based on the foregoing, it is proposed to remove the common stock from listing and registration effective ten days after the filing of the Form 25 with the Commission.

BOSTON STOCK EXCHANGE, INCORPORATED

Date:	June 26, 2006

By: ____________________________
Anthony K. Stankiewicz, Esq.
VP, CGO